     AGREEMENT AND PLAN OF MERGER dated as of May 26, 1995, among AJK ENTERPRISES, INC., a Michigan corporation ("Parent"), AJK ACQUISITION COMPANY, a Michigan corporation and a wholly owned subsidiary of Parent ("Sub"), and H.W. KAUFMAN FINANCIAL GROUP, INC., a Michigan corporation (the "Company").

     WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.0025 per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive $8.20 in cash;

     WHEREAS the Merger requires the approval by an affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon ("Company Shareholder Approval"); and

     WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the "MBCA"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MBCA. Notwithstanding the foregoing, Parent may elect at any time prior to the mailing of the Proxy Statement (as defined herein), instead of merging Sub into the Company as provided above, to merge the Company with and into Sub; provided, however, that the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in this Agreement solely by reason of such election; provided, further, that no such election may be made if it would alter or change the amount or kind of Merger Consideration (as defined in Section 2.01(c)) to be received by holders of Company Common Stock pursuant to Article II, or be reasonably likely to materially delay or impede consummation of the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing and, where appropriate, to provide that Sub shall be the Surviving Corporation and shall continue under the name "H.W. Kaufman Financial Group, Inc."

     SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the later of (i) the third business day or (ii) the first business day of the month, in either case following the satisfaction (or waiver) of all the conditions set forth in Article VI (the "Closing Date"), at the offices of the Company, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") shall be duly prepared, executed, acknowledged and filed by the parties in accordance with the relevant provisions of the MBCA with the Department of Commerce of the State of Michigan. The Merger shall become effective upon the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan or at such time thereafter as is provided in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 724 of the MBCA.

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                                  Appendix A

     SECTION 1.05. Articles of Incorporation and By-Laws. (a) The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     (b) The by-laws of the Company as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. Directors. The directors of Sub at the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.0025 per share, of the Surviving Corporation.

          (b) Cancellation of Company and Parent Owned Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any such shares, "Trust Account Shares")) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $8.20 (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

     SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock.

     (b) Parent To Provide Funds. Parent shall take all steps necessary to enable and cause Sub, or the Surviving Corporation, to provide to the Paying Agent on a timely basis, as and when needed on and after the Effective Time, funds necessary to pay for the shares of Company Common Stock as part of the Merger pursuant to Section 2.01.

     (c) Exchange Procedures. As soon as reasonably practicable (and in any event no later than 10 days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger

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Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01. No interest shall be paid or will accrue on the cash payable upon the surrender of any Certificate.

     (d) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.0l(c)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

     (a) Organization and Authority. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure so to qualify would not have a Material Adverse Effect (as defined in Section 8.03(a)) on the Company or such subsidiary.

     (b) Capital Structure. (i) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock. At the close of business on the date preceding the date of this Agreement,

(1) 3,435,114 shares of Company Common Stock were outstanding, (2) 10,890 shares of Company Common Stock were reserved for issuance with respect to outstanding options issued under the Company's 1989 Stock Option and Incentive Plan ("1989 Stock Option Plan"), (3) 447,700 shares of Company Common Stock were reserved for issuance in connection with the 1989 Stock Option Plan, and (4) shares of Company Common Stock were reserved for issuance on June 30, 1995 in connection with the Company's Employee Stock Purchase Plan ("Employee Stock Purchase Plan"). Except as set forth above, at the close of business on the date preceding the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.

     (ii) All outstanding shares of the Company capital stock are, and any shares of Company Common Stock which may be issued upon exercise of Company Stock Options (as defined in Section 5.04) or on June 30, 1995 pursuant to the Employee Stock Purchase Plan, will be, validly issued, fully paid and nonassessable and will be delivered free and clear of all claims, liens, encumbrances, charges, pledges or security interests of any kind or nature whatsoever (collectively, "Liens") and not subject to preemptive rights.

     (iii) Except for this Agreement, the 1989 Stock Option Plan, and the Employee Stock Purchase Plan, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any subsidiary of the Company is a party or by which it is bound obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations (A) of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries, or (B) of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

     (c) Authorization. (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of this Agreement to the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of this Agreement to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, and compliance by the Company with any of the provisions hereof will not, (A) conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (any such conflict, breach, violation, default, termination, acceleration, right of termination, cancellation or acceleration, loss or creation, a "Violation") pursuant to, any provision of the articles of incorporation or by-laws of the Company, or any subsidiary of the Company or (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, or any subsidiary of the Company or their respective properties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on the Company or such subsidiary.

     (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby, the failure to obtain which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, except for (A) the filing with the Securities and Exchange Commission ("SEC") of (1) a proxy statement in definitive form (as amended or supplemented from time to time, the "Proxy Statement") relating to the meeting of the Company's shareholders at which a vote is held on the Merger (the "Company Shareholders Meeting") and (2) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Department of Commerce of the State of Michigan and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (C) notices, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (D) filings, notifications and approvals, if any, under state insurance laws and regulations.

     (d) SEC Documents; Financial Statements; Reports. (i) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1993 (the "Company SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. All material agreements, contracts and other documents required to be filed as exhibits to any of the Company SEC Documents have been so filed. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

     (f) Compliance with Applicable Laws. (i) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities (the "Company Permits") that are required for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted, and there has occurred no default under any such Company Permit which individually or in the aggregate would have a Material Adverse Effect on the Company or such subsidiary. The Company and its subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity.

     (ii) Neither the Company nor any of its subsidiaries has received any written notification or communication which has not been fully and finally resolved from any Regulatory Authorities asserting that the Company or any of its subsidiaries is not in substantial compliance with any of the statutes, regulations, ordinances or guidelines which such Regulatory Authority enforces or administers.

     (iii) Each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company, was in compliance with all applicable Environmental Laws (as defined below), except for possible noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the Company or such subsidiary. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, policy, permit, consent, approval, license, judgment, order, decree, injunction or other authorization relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material (as defined below) into the environment; or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of any Hazardous Material. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material and (5) polychlorinated biphenyls ("PCBs"), or materials containing PCBs in excess of 50 ppm. Neither the Company nor any of its subsidiaries has any contingent liabilities in connection with any Hazardous Materials, including claims of liability for cleanup of Hazardous Materials related to any of the Company, its subsidiaries or any of the Company's former subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company or such subsidiary.

     (g) Litigation. Except as disclosed in the Company Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company or any subsidiary of the Company, threatened, against or affecting the Company or any subsidiary of the Company (including any such suit, action or proceeding under the Securities Act or the Exchange Act, or by any shareholder or former shareholder of the Company or any subsidiary of the Company) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or such subsidiary or that could reasonably be expected to threaten, impede or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any subsidiary of the Company having, or which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or such subsidiary or that could reasonably be expected to threaten, impede or delay the consummation of the Merger.

     (h) Taxes. (i) (A) The Company and its subsidiaries have filed, been included in or sent all returns, declarations and reports and information returns and statements required to be filed or sent (including in each case extensions) by or relating to any of them relating to any taxes with respect to any income, properties or operations of the Company or any such subsidiary prior to the Effective Time (collectively, "Company Returns"), (B) as of the time of filing, the Company Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein, (C) the Company and its subsidiaries have timely paid or made provision for all taxes that have been shown as due and payable on the Company Returns that have been filed, (D) the Company and its subsidiaries have made or will make provision for all taxes payable for any periods that end before the Effective Time for which no Company Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such taxes are attributable to the portion of any such period ending at the Effective Time, (E) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the tax liabilities accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof, (F) neither the Company nor any subsidiary is delinquent in the payment of any taxes or has requested any extension of time within which to file or send any Company Return, which Company Return has not since been filed or sent, (G) no deficiency for any taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries other than those taxes being contested in good faith, (H) the Federal income tax returns of the Company or any consolidated group to which it belongs have been examined by and settled with the United States Internal Revenue Service (the "IRS") for all years through December 31, 1991, (I) neither the Company nor any subsidiary has granted any extension of the limitation period applicable to any tax claims (which period has not since lapsed), other than those taxes being contested

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

in good faith, and (J) neither the Company nor any subsidiary has any contractual obligations under any tax sharing agreement with any corporation which, as of the Effective Time, is not a member of a consolidated group of which all of and only the Company and its subsidiaries are members.

     (ii) The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any subsidiary of the Company under any contract, plan, program, arrangement or understanding.

     (iii) For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever (including the Michigan single business tax), together with all interest, penalties and additions imposed with respect to such amounts.

     (i) Certain Agreements. (i) Except as disclosed in the Company Filed SEC Documents, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party or subject to, or has amended or waived any rights under, any of the following (whether written or oral, express or implied):

          (A) any agreement, arrangement or commitment not made in the ordinary course of business that is material to the Company or such subsidiary, or any contract, agreement or understanding relating to the sale or disposition by the Company or any of its subsidiaries of any significant assets or businesses of the Company or any of its subsidiaries; or

          (B) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's annual report on Form 10-K and which has not been so disclosed.

     (ii) Neither the Company nor any of its subsidiaries is in default under any material agreement, commitment, arrangement, lease, contract with any insurance carrier or insurance agency, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the giving of notice or the lapse of time or both, would constitute such a default, except in all cases where such default would not, individually or in the aggregate, have a Material Adverse Effect on the Company or such subsidiary.

     (j) Absence of Changes in Benefit Plans. Except as disclosed in the Company Filed SEC Documents, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as disclosed in the Company Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

     (k) ERISA Compliance. (i) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan or arrangement maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), for the benefit of any current or former employees, officers, agents, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Company Benefit Plans").

     (ii) Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the Company Benefit Plans are all in compliance in all material

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

respects with the applicable provisions of ERISA and the Code. To the best knowledge of the Company, there are no investigations, proceedings or other claims by the IRS, the Department of Labor, or any other Governmental Entity involving any Company Benefit Plan that could give rise to any material liability.

     (iii) No employee of the Company or any subsidiary of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Benefit Plan as a result of the transactions contemplated by this Agreement.

     (l) Subsidiaries. The Company Disclosure Schedule sets forth all of the subsidiaries of the Company as of the date of this Agreement and indicates for each such subsidiary as of such date the jurisdiction of incorporation. All the shares of capital stock of each of the subsidiaries of the Company are fully paid and nonassessable and (except for directors' qualifying shares, if any) are owned by the Company or another subsidiary of the Company free and clear of all Liens. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity except for its investment of cash reserves made in the ordinary course of business.

     (m) Absence of Certain Changes or Events. Except as disclosed in the Company Filed SEC Documents, since December 31, 1993, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of the Company or any of its subsidiaries, which in any such case has had, or is reasonably likely to have, a Material Adverse Effect on the Company or such subsidiary.

     (n) State Takeover Statutes. The Board of Directors of the Company has approved the Merger and this Agreement and/or has taken such other action, and such approval and/or actions sufficient, to render inapplicable to the Merger, this Agreement, and the transactions contemplated by this Agreement the provisions of Chapters 7A and 7B of the MBCA. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, and the transactions contemplated by this Agreement.

     (o) Vote Required. The Company Shareholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     (p) Material Interests of Certain Persons. Except as disclosed in the Company Filed SEC Documents, no officer or director of the Company or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director has any material interest in any material contract or property, real or personal, tangible or intangible, that is used in or pertains to the business of the Company or any of its subsidiaries.

     (q) Brokers and Finders; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company other than Roney & Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's advisors and legal counsel) are set forth in the Company Disclosure Schedule.

     (r) Opinion of Financial Advisor. The Company has received the opinion of Roney & Company dated the date of this Agreement to the effect that, as of such date, the Merger Consideration to be received by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

     SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

     (a) Organization and Authority. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Sub is a wholly owned subsidiary of Parent.

     (b) Authorization. (i) Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms.

     (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, and compliance by Parent and Sub with any of the provisions hereof will not, (A) result in any Violation pursuant to any provision of the articles of incorporation or by-laws of Parent or Sub, (B) result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any other subsidiary of Parent or their respective properties or assets, which Violation under this clause (B) could reasonably be expected to have, individually or in the aggregate with other such Violations, a Material Adverse Effect on Parent or Sub.

     (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, no misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     (d) Brokers and Finders. No broker, investment banker, financial advisor or other person, other than Coopers & Lybrand, L.L.P., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Sub.

     (e) Financing. Parent has received assurances from unaffiliated lending institutions that Parent will have sufficient funds to consummate the Merger on the terms contemplated by this Agreement at the Effective Time.

                                   ARTICLE IV

            COVENANTS RELATING TO CONDUCT OF THE COMPANY'S BUSINESS

     SECTION 4.01. Covenants of the Company. During the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in the Company Disclosure Schedule or except as approved in writing by Parent):

          (a) Ordinary Course. The Company and its subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course and use their best efforts to preserve intact their present business organizations, maintain their rights and franchises, keep available the services of their current officers and employees and preserve their relationships with insurance agents, insurance carriers, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. The Company shall not, nor shall it permit any of its subsidiaries to, (i) enter into any new material line of business; (ii) except as required by law, regulation, GAAP or regulatory policies or guidelines, change its or its subsidiaries' accounting practices or policies, liability management and insurance practices in any respect which is material to the Company or such subsidiary; or (iii) incur or commit to any capital expenditures, or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to that are approved in accordance with the Company capital expenditure approval policies as adopted by the Company's board of directors, and that are not (A) individually in excess of $1,000,000 and (B) in the aggregate in excess of the amount identified as capital expenditures in the Company's 1995 operating budget as in effect on the date hereof, which budget shall not be amended without the prior written consent of Parent and which amount shall in no event exceed $2,000,000.

          (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it propose to, (i) declare, set aside or pay any dividends (whether in cash, shares of stock or otherwise) on or make other distributions in respect of, directly or indirectly, any of its capital stock other than the annual cash dividend declared in the first fiscal quarter of each year, (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its or any of its subsidiaries' capital stock of any class, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing other than pursuant to the existing stock options under the 1989 Stock Option Plan and shares to be issued on June 30, 1995 pursuant to the Employee Stock Purchase Plan.

          (d) Governing Documents. The Company shall not amend or propose to amend, nor shall it permit any of its subsidiaries to amend, the articles of incorporation (or similar constitutive documents) or by-laws of the Company or any of its subsidiaries, except as required by Section 3.01(n).

          (e) No Acquisitions. The Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which exceed $1,000,000 individually or $2,000,000 in the aggregate. Without limiting the generality of the foregoing, the Company shall not, nor shall it permit any of its subsidiaries to, make any investment either by purchase or stock or securities, contributions to capital, property transfers or purchase, of any property or assets of any other individual, corporation or other entity, except for transactions in the ordinary course of business consistent with Company's practice of investing excess cash in marketable equity securities and debt securities.

          (f) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, mortgage, encumber or otherwise dispose of, any of its assets (including capital stock of subsidiaries), which are material, individually or in the aggregate, to the Company or such subsidiary.

          (g) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, other than short-term indebtedness incurred to refinance existing short-term indebtedness and other than indebtedness in connection with an acquisition permitted under Section 4.01(e).

          (h) Other Actions. The Company shall not, nor shall it permit any of its subsidiaries to, take any action that would, or reasonably could be expected to, result in any of its representations and warranties set forth in this Agreement that are qualified as to materiality, being or becoming untrue.

          (i) Advice of Changes; Filings. The Company shall confer on a regular and frequent basis with Parent, report on operational matters and promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, individually or in the aggregate a Material Adverse Effect on the Company or any subsidiary, or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company contained herein. The Company shall file all reports required to be filed by it with the SEC or American Stock Exchange between the date of this Agreement and the Effective Time and shall deliver to Parent copies of all such reports promptly after the same are filed.

          (j) Compensation; Benefit Plans. Neither the Company nor any of its subsidiaries shall (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between such party and one or more of its directors or officers, in each case so as to increase benefits thereunder, or (ii) increase in any manner the compensation or fringe benefits of any of its directors, officers or employees or provide any other benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), except for normal salary compensation increases, benefit changes or cash bonus payments in the ordinary course of business consistent with past practice and except as provided in Section 6.03(c). Notwithstanding the foregoing, the Company's Board of Directors shall terminate the Employee Stock Purchase Plan, effective at the close of business on June 30, 1995.

          (k) Tax Matters. From the date hereof until the Effective Time, (i) the Company and its subsidiaries shall file all Company Returns required to be filed with any taxing authority in accordance with all applicable laws, and (ii) the Company and its subsidiaries shall timely pay all taxes shown as due and payable on the respective Company Returns that are so filed and as of the time of filing, the Company Returns shall correctly reflect the facts regarding the income, business, assets, operations, activities and the status of the Company and its subsidiaries in all material respects.

          (l) Settlements, etc. The Company shall not, nor shall it permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business.

          (m) Material Contracts. Except in the ordinary course of business, the Company shall not, nor shall it permit any of its subsidiaries to, modify, amend or terminate any material contract, lease or agreement to which the Company or any subsidiary is a party or waive, release or assign any materials rights or claims thereunder.

     SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate the submission of any takeover proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that prior to receipt of the Company Shareholder Approval, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by the Board of Directors based on the advice of independent counsel, the Company may, (A) in response to an unsolicited takeover proposal and subject to compliance with Section 4.02(c), furnish information with respect to the Company and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the Company's independent counsel) and discuss such information with such person and (B) upon receipt by the Company of an unsolicited takeover proposal and subject to compliance with
Section 4.02(c), participate in negotiations regarding such takeover proposal. For purposes of this Section 4.02, an unsolicited takeover proposal shall mean a proposal not solicited or initiated after the date of this Agreement by the Company or any subsidiary or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, executive officer or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement, or of 20% or more of the equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement.

     (b) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, the Board of Directors of the Company, to the extent required by its fiduciary obligations, as determined in good faith by the Board of Directors based on the advice of independent counsel, may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any superior proposal (as defined below), enter into an agreement with respect to such superior proposal or terminate this Agreement, in each case at any time after the second business day following Parent's receipt of written notice advising Parent that the Board of Directors has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal (it being understood that any amendment to a superior proposal shall necessitate an additional two business day period). In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Parent the Expenses (as defined in Section 5.05(b)). For purposes of this Agreement, "superior proposal" means any bona fide takeover proposal made by a third party on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of such Board of Directors, is reasonably capable of being financed by such third party.

     (c) In addition to the obligations of the Company set forth in paragraph
(b) above, the Company promptly shall advise Parent orally and in writing of any request for information or of any takeover proposal, or any inquiry with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry and the identity of the person making any such request, takeover proposal or inquiry. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

     (d) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company based on the recommendation of independent counsel, failure to do so would be inconsistent with applicable laws; provided that the Company does not, except as permitted by Section 4.02(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, a takeover proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.01. Preparation of the Proxy Statement. The Company shall, as soon as practicable following the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company shareholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

     SECTION 5.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, lenders counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records. Parent shall, and shall cause its advisors and representatives to, hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the terms of the existing Confidentiality Agreement between the Company and Parent (the "Confidentiality Agreement"). No investigation by either Parent or Sub shall affect the representations and warranties of the Company, and each such representation and warranty shall survive such investigation. Parent shall promptly advise Company upon learning of any representations, warranties or covenants of Company hereunder that could be deemed to be materially incorrect. During the period from the date of this Agreement to the Effective Time, the Company shall promptly furnish to Parent copies of all monthly and quarterly interim financial statements (including any budgets and variances from budgets) as the same become available.

     SECTION 5.03. Company Shareholders Meeting. The Company shall duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval as soon as practicable after the date on which the definitive Proxy Statement has been mailed to the Company's shareholders. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders that they grant the Company Shareholder Approval.

     SECTION 5.04. Stock Options. (a) As soon as practicable following the date of this Agreement the Board of Directors of the Company (or, if appropriate, any committee administering the 1989 Stock Option

Plan) shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding employee stock options to purchase shares of Company Common Stock ("Company Stock Options") heretofore granted under the 1989 Stock Option Plan to provide that each Company Stock Option, whether vested or not, outstanding immediately prior to the Effective Time, shall be exchanged for a cash payment by the Company of an amount equal to
(i) the excess, if any of (x) the Merger Consideration per share over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Options for which such Company Stock Option shall not theretofore have been exercised. The Company shall use its best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all necessary consents with respect to such Company Stock Options are obtained.

     (b) All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of taxes and shall be paid without interest.

     SECTION 5.05 Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except (i) as otherwise provided below in this Section 5.05 and
(ii) that filing fees and legal and all other expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be borne by the Company.

     (b) If this Agreement is terminated pursuant to its terms, other than by Parent or the Company pursuant to Section 7.01(b)(i) or (ii) or by the Company pursuant to Section 7.01(b)(iv), and an Acquisition Event shall occur after the date hereof and prior to the date that is 12 months after the date of such termination of the Agreement, the Company shall upon demand by Parent, promptly pay or cause to be paid, in same day funds to Parent all of Parent's Expenses (as defined below). "Acquisition Event" shall mean any of the following: (x) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its subsidiaries, shall have consummated or completed a takeover proposal, or (y) the Company shall have authorized, recommended, proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered into, an agreement with any person (other than Parent or a subsidiary thereof) to effect a takeover proposal. "Expenses" shall mean all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Merger or the consummation of the transactions contemplated by this Agreement, including all fees and expenses (including commitment, standby and related fees) of counsel, commercial banks, other lenders, investment banking firms, accountants, experts and consultants to Parent or any of its affiliates. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment upon delivery of reasonable documentation therefor.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. Conditions to Each Party's Obligation To Effect the
Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) Company Stockholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Other Approvals. Other than the filing provided for by Section 1.03, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Entity (all the foregoing, "Consents") which are necessary for the consummation of the Merger (including any notices under the HSR Act), other than Consents the failure to obtain which would not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or which would not, individually or in the aggregate, materially adversely affect the consummation of the transactions contemplated hereby, shall have been filed, occurred or been obtained (all such Consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order or restraint and to appeal as promptly as possible any injunction or other order or restraint that may be entered. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Sub:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its President or Senior Vice President and its Chief Financial Officer or other executive performing duties equivalent to those of a "chief financial officer" to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its President or Senior Vice President and its Chief Financial Officer or other executive officer performing duties equivalent to those of a "chief financial officer" to such effect.

          (c) Financing. Parent shall have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

          (d) Company Stock Options and Employee Stock Purchase Plan. The Company shall have duly effected, as of the Effective Time, the cancellation of all outstanding Company Stock Options, whether vested or not (the holders of which shall then be entitled to receive from Parent the amounts determined in accordance with Section 5.04(a)), and the deletion of any provision in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any subsidiary of the Company or any interest in respect of any capital stock of the Company or any subsidiary of the Company and the Company shall have terminated the Employee Stock Purchase Plan so that no employee shall have any right to purchase any shares of Company Common Stock thereunder.

     SECTION 6.03. Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions unless waived by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Presidents and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by their respective Presidents and their respective Chief Financial Officers or other executive officers performing duties equivalent to those of a "chief financial officer" to such effect.

          (c) Employment Agreements. The Company and its subsidiary, Burns & Wilcox, Ltd., shall have executed an amendment to existing employment agreements with executives of the Company and such subsidiary, which shall provide that the computation of any bonus or profit sharing payment for such executives shall be determined exclusive of amounts paid for debt service on any indebtedness incurred by Parent or Company in connection with the Merger or the transactions contemplated hereunder, and Parent and Sub shall have agreed to each such amendment.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval is received:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company upon written notice to the other party:

             (i) if any Governmental Entity of competent jurisdiction shall have issued a final permanent order enjoining or otherwise prohibiting the consummation of the Merger and the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;

             (ii) if the Company, on the one hand, or Parent or Sub, on the other hand, materially breaches any of its representations, warranties, covenants or obligations hereunder and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party;

             (iii) if, upon a vote at a duly held Company Shareholders Meeting, the Company Shareholder Approval shall not have been obtained; or

             (iv) if the closing shall not have occurred within 30 days after Company Shareholder Approval.

          (c) by either Parent or Sub upon written notice to the Company:

             (i) if, prior to the Company Shareholders Meeting, a takeover proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company (or the willingness of any person to make a takeover proposal is publicly disclosed or communicated to the Company) and (A) the Company Shareholder Approval is not obtained at the Company Shareholders Meeting, (B) the Company Shareholders Meeting does not occur prior to 150 days after the date of this Agreement or (C) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal;

             (ii) if the Company shall have entered into any agreement with respect to any superior proposal in accordance with Section 4.02(b); or

             (iii) if Parent shall not have available all the funds necessary to perform its obligations under this Agreement, including consummating the Merger on the terms contemplated hereby.

          (d) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Expenses in accordance with Section 5.05(b).

     SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers or directors, except (a) with respect to Section 3.01(q),
Section 3.02(d), the second sentence of

Section 5.02, Section 5.05, this Section 7.02 and Article VIII, and (b) to the extent that such termination results from the material breach by the other party of any of its representations, warranties, covenants or obligations set forth in this Agreement.

     SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after the Company Shareholder Approval is received, but, after receipt of the Company Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that, notwithstanding anything to the contrary contained in this Section 7.03, Parent may from time to time without the consent of the Company increase the amount (but not change the nature) of the Merger Consideration, and any provisions inconsistent with such right herein or in any agreement referred to herein are hereby deemed superseded to the extent of such inconsistency.

     SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub, to:              AJK Enterprises, Inc.
                                              c/o Alan J. Kaufman, Esq.
                                              Kaufman & Payton, P.C.
                                              30833 Northwestern Highway
                                              Farmington Hills, MI 48334-2551

    with copies to:                           Mark Shaevsky, Esq.
                                              Honigman Miller Schwartz and Cohn
                                              2290 First National Building
                                              Detroit, MI 48226-3583

    (b) if to the Company, to:                H.W. Kaufman Financial Group, Inc.
                                              30833 Northwestern Highway
                                              Farmington Hills, MI 48334-2551
                                              Attn: Herbert W. Kaufman,
                                                    President and Chief
                                                    Executive Officer

    with a copy to:                           Stuart Sinai, Esq.
                                              Kemp Klein Umphrey & Endelman, P.C.
                                              201 W. Big Beaver Road,
                                              Suite 600
                                              P. O. Box 4300
                                              Troy, MI 48084-4300

     SECTION 8.03. Definitions; Interpretation. (a) As used in this Agreement,
(i) any reference to any event, change or effect being "material" with respect to any entity means an event, change or effect which is material in relation to the businesses, assets, properties, liabilities, results of operations, financial condition or prospects of such entity, (ii) the term "Material Adverse Effect" means, with respect to the Company, Parent or Sub, a material adverse effect on the business, assets, properties, liabilities, results of operations, financial condition or prospects of such party or on the ability of such party to perform its obligations hereunder and (iii) the term "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (b) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.05. Entire Agreement; No Third-Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and of the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) other than Section 5.04 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     SECTION 8.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable principles of conflicts of law.

     SECTION 8.07. Publicity. Except as otherwise required by law or the rules of the American Stock Exchange, so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Following the closing, Roney & Company and Coopers & Lybrand, L.L.P. may issue customary public announcements that they have acted as investment advisors in connection with this transaction.

     SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment that is not so consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          H.W. KAUFMAN FINANCIAL GROUP, INC.

                                          By:
                                             -----------------------------------

                                            Its:
                                                --------------------------------
                                                          "Company"

                                          AJK ENTERPRISES, INC.
                                          a Michigan corporation

                                          By:
                                             -----------------------------------

                                            Its:
                                                --------------------------------
                                                           "Parent"

                                          AJK ACQUISITION COMPANY,
                                          a Michigan corporation

                                          By:
                                             -----------------------------------

                                            Its:
                                                --------------------------------
                                                            "Sub"